Exhibit 10.17
                              CONSULTING AGREEMENT

     This Consulting Agreement ("Consulting Agreement") is entered into as of this 30th day of May, 2000 by and between GoHealth.MD, Inc., a Nevada corporation (the "Company"), and Logan Chamberlin ("Consultant").

     WHEREAS, the Company desires to obtain the benefit of the Consultant's advice and experience regarding alternative medicine applications in the Company's business and the implementation of such applications in the Company's websites (the "Consulting Services"), and the Consultant desires to provide such Consulting Services to the Company, under the terms of this Consulting Agreement.

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1. Scope of the Consulting. During the Term (as hereinafter defined), the Consultant shall provide the Consulting Services (and such other reasonably related consulting services) to the Company at such times and such places as shall be agreed from time to time between the Company and the Consultant. Notwithstanding the foregoing or any other requirements and duties of the Consultant hereunder, the Company agrees and acknowledges that the Consultant is not obligated to render services at the Company's place of business and is not obligated to render services for a fixed number of hours or days. Nothing in this Consulting Agreement shall be deemed to imply that the relationship between the Company and the Consultant is that of employer and employee.

     2. Term of Agreement. This Consulting Agreement shall commence as of May 15, 2000 on the date hereof and shall automatically terminate on September 30, 2000 (the "Term").

     3. Compensation. As consideration for his services under this Consulting Agreement, Consultant shall receive, on the date hereof,100,000 shares of the Company's common stock, $0.01 par value ("Common Stock").

     4. Early Termination. This Consulting Agreement shall terminate upon the death of Consultant or upon the inability of Consultant to perform the essential requirements of his duties and responsibilities hereunder.

     5. Governing Law. This Consulting Agreement shall be governed by the laws of the State of New Jersey, without regard to conflicts of laws principles.

     6. Severability. If any provision of this Consulting Agreement is held to be invalid, illegal or unenforceable for whatever reason, that provision shall be construed to have the broadest interpretation that would make it valid and enforceable. Invalidity, illegality or unenforceablity of one provision shall not effect the validity or enforceability of another provision in this Consulting Agreement.

     7. Independent Contractor. The Consultant shall conduct his business as an independent contractor and shall pay all taxes, duties, social security contributions and other such payments of same nature which may be found due in respect of the Consultant's services and the payment of fees by the Company to the Consultant thereunder.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Consulting Agreement as of the date first above written.

                              GOHEALTH.MD, INC.

                              By:    /s/ Leonard F. Vernon
                              Name: Leonard F. Vernon
                              Title:     President

                              CONSULTANT

                              /s/ Logan Chamberlin
                              Logan Chamberlin